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As filed with the United States Securities and Exchange Commission on July 14, 2005

Registration No. 333-125235

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3
Registration Statement Under the Securities Act of 1933

Cimarex Energy Co.
(Exact name of registrant as specified in its charter)

Delaware	45-0466694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518
(303) 295-3995
(Address, including zip code and telephone number,
including area code, of registrant's principal executive office)

Paul Korus
Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518
(303) 295-3995
(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:
Thomas A. Richardson
J. Gregory Holloway
Jennifer A. D'Alessandro
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
(303) 861-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME
AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE UPON CONVERSION OF FLOATING
RATE CONVERTIBLE SENIOR NOTES DUE 2023.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, $0.01 par value	1,916,055 shares	$35.21	$67,464,296.55	$7,940.55

(1)
In connection with the merger of Magnum Hunter Resources, Inc., a Nevada corporation ("Magnum Hunter"), with and into Cimarex Nevada Acquisition Co., a Nevada corporation and a wholly-owned subsidiary of Cimarex Energy Co., a Delaware corporation and the registrant ("Cimarex" or "Registrant"), Cimarex and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the "Trustee"), under the Indenture dated as of December 17, 2003, pursuant to which Magnum Hunter's Floating Rate Convertible Senior Notes Due 2023 (the "Magnum Hunter Notes") were issued, entered into a supplemental indenture pursuant to which, among other things, the Magnum Hunter Notes are convertible into cash and shares of Cimarex's common stock. In connection with the merger of Magnum Hunter with and into Cimarex, Cimarex and the Trustee entered into another supplemental indenture whereby Cimarex, as successor to Magnum Hunter, assumed all of Magnum Hunter's obligations under the Indenture.

Each share of common stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of certain prescribed events, none of which has occurred, the preferred stock purchase rights are not exercisable, are evidenced by certificates representing the common stock, and may be transferred only with the common stock. No separate consideration is payable for the preferred stock purchase rights, and no additional registration fee is payable with respect to such preferred stock purchase rights.

(2)
Represents the estimated maximum aggregate number of shares of common stock issuable upon conversion of the Magnum Hunter Notes by the selling security holders from time to time named in the prospectus contained herein and any supplements thereto, assuming a stock price of $50.00 and a conversion price of $28.99. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount of common stock registered hereby also includes such indeterminate number of shares of common stock as may be issuable from time to time as a result of stock splits, stock dividends and antidilution adjustments.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of Cimarex's common stock as reported on the New York Stock Exchange on May 19, 2005.

(4)
Previously paid.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Prospectus subject to completion,
July 14, 2005

Up to 1,916,055 Shares
of Common Stock
Issuable Upon Conversion of
Floating Rate Convertible Senior Notes Due 2023

Cimarex Energy Co.

1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518
(303) 295-3995

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus relates to the sale by various selling security holders of up to 1,916,055 shares of Cimarex's common stock issuable upon conversion of our floating rate convertible senior notes due 2023, or "floating rate notes," following the merger of Magnum Hunter Resources, Inc. with a subsidiary of Cimarex. In the merger, each outstanding share of Magnum Hunter common stock was canceled and converted into the right to receive 0.415 of a share of Cimarex common stock. Following that first merger, Magnum Hunter was merged with and into Cimarex, with Cimarex as the surviving entity. The floating rate notes will be convertible into a combination of cash and common stock of Cimarex upon the happening of certain events, including the first merger. The conversion ratio and conversion price are subject to adjustment in certain circumstances.

        The shares may be offered and sold from time to time by the security holders specified in this prospectus or their successors in interest. See "Selling Security Holders." The shares are being registered pursuant to an agreement with the initial purchasers of the floating rate notes. The selling security holders will receive all of the proceeds from the sale of the shares under this prospectus; we will not receive any of these proceeds.

        Our common stock, par value $0.01 per share, trades on the New York Stock Exchange under the symbol "XEC," and on July 13, 2005, its closing price was $41.01 per share.

        Our address is 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, and our telephone number is (303) 295-3995.

        You should carefully consider the risk factors beginning on page 2 of this prospectus before you make an investment in our common stock.

The date of this prospectus is                        , 2005.

TABLE OF CONTENTS

About this Prospectus
The Company
The Floating Rate Notes
Risk Factors
Risks Relating to the Mergers
Risks Relating to Our Business
Risks Relating to Our Indebtedness
Risks Relating to Our Common Stock
Disclosure Regarding Forward-Looking Statements
Use of Proceeds
Selling Security Holders
Plan of Distribution
Where You Can Find More Information
Legal Matters
Experts

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, selling security holders may from time to time sell the common stock described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the common stock that the selling security holders may offer. A selling security holder may be required to provide you with a prospectus supplement containing specific information about the selling security holder and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" below.

THE COMPANY

        Cimarex is an independent oil and gas exploration and production company. Its principal areas of operations are located in Oklahoma, Texas, Kansas, and Louisiana. Cimarex also has active exploration and development programs underway in each of those states as well as in California, New Mexico and Mississippi. Corporate headquarters are located at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995. Principal operations offices are at 15 East 5th Street, Suite 1000, Tulsa, Oklahoma 74103, telephone (918) 585-1100. Cimarex's common stock is listed on the NYSE and trades under the symbol "XEC."

        On January 26, 2005, Cimarex announced that its board of directors had unanimously approved an agreement and plan of merger that provides for the acquisition by Cimarex of Irving, Texas-based Magnum Hunter Resources, Inc. Magnum Hunter is an energy company engaged in the exploration, exploitation and development, acquisition and operation of oil and gas properties with a geographic focus in the Mid-Continent Region, Permian Basin Region, Gulf Coast Region and the Gulf of Mexico. Additionally, Magnum Hunter owns and operates five gas gathering systems covering over 480 miles and holds a 50% or greater ownership interest in four natural gas processing plants that are located adjacent to certain company-owned and operated producing properties within the states of Texas, Oklahoma and Arkansas. On June 7, 2005, the companies completed the merger of Cimarex Nevada Acquisition Co., a wholly owned subsidiary of Cimarex, with and into Magnum Hunter. Magnum Hunter was the surviving entity in the merger continuing as a wholly owned subsidiary of Cimarex. On June 13, 2005, the companies completed a second merger of Magnum Hunter with and into Cimarex. Cimarex was the surviving entity in the second merger.

THE FLOATING RATE NOTES

        Magnum Hunter issued $125 million of floating rate notes under an indenture dated as of December 17, 2003 between Magnum Hunter and Deutsche Bank Trust Company Americas, as trustee. Before the mergers described above, and upon the happening of certain events, these floating rate notes were convertible into cash in the amount of the principal amount of the floating rate notes, plus shares of Magnum Hunter common stock to the extent the conversion value exceeds the principal amount. In connection with the mergers, Cimarex entered into supplemental indentures with the trustee for the floating rate notes. Under the supplemental indentures, the portion of the floating rate notes that is convertible into stock now is convertible into shares of Cimarex common stock, and Cimarex has succeeded to all of Magnum Hunter's obligations under the indenture.

        The holders of the floating rate notes will have the right to convert the notes, in accordance with the terms and conditions of the floating rate notes indenture, upon the occurrence of any of the events described below:

  •
  if the closing sale price per share of Cimarex's common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of any calendar quarter is more than 110% of the conversion price on such 30th trading day;

  •
  if the floating rate notes have been called for redemption by Cimarex and the redemption has not yet occurred;

  •
  if the trading price of the floating rate notes for each trading day in a period of five consecutive trading days is less than 95% of the product of the closing sale price per share of Cimarex's common stock on such trading day multiplied by the conversion rate on such trading day;

  •
  if there is a distribution to all holders of Cimarex common stock of rights, warrants or options entitling them to subscribe for or purchase shares of Cimarex common stock at a price less than the closing sale price per share of Cimarex common stock on the trading day immediately preceding the date the distribution is declared;

  •
  if there is a distribution to all holders of Cimarex common stock of evidences of indebtedness, rights or warrants to purchase or subscribe for capital stock or other securities of Cimarex, cash or assets, which distribution has an aggregate value that exceeds a value specified in the indenture on the trading day immediately preceding the date the distribution is declared; or

  •
  if Cimarex is a party to a consolidation, merger, share exchange, sale of all or substantially all of its assets or other similar transaction pursuant to which the common stock of Cimarex is subject to conversion into shares of stock, other securities or property (including cash).

        The merger of our wholly owned subsidiary into Magnum Hunter triggered the conversion rights described in the last bullet point above. The conversion rights arising from that merger will expire on July 7, 2005, the date that is 30 days after the effective date of the merger. Other events may have occurred, or may occur in the future, that give rise to conversion rights.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in, or incorporated by reference into, this prospectus, before making a decision to invest.

 Risks Relating to the Mergers

The integration of Cimarex and Magnum Hunter will present significant challenges.

        The integration of the operations of Cimarex and Magnum Hunter and the consolidation of those operations in Cimarex will require the dedication of management resources, which will temporarily distract attention from the day-to-day businesses of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating operations and systems and personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies' businesses, which could have an adverse effect on the revenues and operating results of the combined company, at least in the near term. The failure to successfully integrate Cimarex and Magnum Hunter, to retain key personnel and to successfully manage the challenges presented by the integration process may result in Cimarex and Magnum Hunter not achieving the anticipated potential benefits of the merger. If the combined company fails to realize the anticipated benefits of the merger, holders of its common stock may receive lower returns than they expect.

Cimarex and Magnum Hunter will incur merger-related charges.

        We estimate that, as a result of the mergers, the combined company has incurred or will incur severance expenses in an aggregate amount of approximately $13 million and other merger-related expenses of approximately $18.5 million in total, consisting of investment banking, legal and accounting fees and financial printing and other related charges. These amounts are preliminary estimates and the actual amounts may be higher or lower. Moreover, the combined company is likely to incur additional expenses in future periods in connection with the integration of Cimarex's and Magnum Hunter's businesses.

Failure to retain key employees could adversely affect Cimarex.

        The performance of Cimarex could be adversely affected if the combined company cannot retain selected key employees of Magnum Hunter. The loss of the services of one or more of these key employees could adversely affect the combined company's future operating results because of their experience and knowledge of Magnum Hunter's business. Although Cimarex has agreed to offer to employ all employees of Magnum Hunter (other than the 17 management employees who have employment agreements and contractual severance arrangements) for at least six months following the merger, it is not yet known how many, or which, employees will accept this offer. In addition, current and prospective employees of Cimarex may experience uncertainty about their future roles with the companies until after the integration of the two companies is completed. This may adversely affect the ability of Cimarex to attract and retain key personnel.

Risks Relating to Our Business

Low oil and gas prices could adversely affect our financial results and future rate of growth in proved reserves and production.

        Our revenues and results of operations will be highly dependent on oil and gas prices. The prices we receive for our production are based on prevailing market conditions and are influenced by many factors that are beyond our control. Historically, oil and gas prices have fluctuated widely, and petroleum prices could continue to be volatile in the future. In recent years, oil prices have responded to changes in supply and demand stemming from actions taken by the Organization of Petroleum Exporting Countries, worldwide economic conditions, growing transportation and power generation needs, and other events. Factors affecting gas prices have included declining domestic supplies; the level and price of natural gas imports into the U.S.; weather conditions; and the price and level of alternative sources of energy such as nuclear power, hydroelectric power, coal, and other petroleum products.

        Our proved oil and gas reserves and production volumes will decrease in quantity unless we successfully replace the reserves we produce with new discoveries or acquisitions. For the foreseeable future, we expect to make substantial capital investments for the exploration and development of new oil and gas reserves to replace the reserves we produce and to increase our total proved reserves. Historically, Cimarex has paid for these types of capital expenditures with cash flow provided by production operations. Because low oil and gas prices would negatively affect the amount of cash flow available to fund these capital investments, they could also affect our future rate of reserve and production growth. Low prices may also reduce the amount of oil and gas that we can economically produce and may cause us to curtail, delay or defer certain exploration and development projects. Moreover, our ability to borrow under our bank credit facility and to raise additional debt or equity capital to fund acquisitions would also be impacted.

Failure of our exploration and development program to find commercial quantities of new oil and gas reserves could negatively affect our financial results and future rate of growth.

        In order to replace the reserves depleted by production and to maintain or grow our total proved reserves and overall production levels, we must locate and develop new oil and gas reserves or acquire producing properties from others. While we may from time to time seek to acquire proved reserves, our main business strategy is to grow through drilling. Without successful exploration and development, our reserves, production and revenues could decline rapidly, which would negatively impact our results of operations and reduce our ability to raise capital.

        Exploration and development involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. Exploration and development can also be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient reserves to return a profit.

        We often are uncertain as to the future cost or timing of drilling, completing and producing wells. Our drilling operations may be curtailed, delayed or canceled as a result of several factors, including unforeseen poor drilling conditions, title problems, unexpected pressure or irregularities in formations, equipment failures, accidents, adverse weather conditions, compliance with environmental and other governmental requirements, and the cost of, or shortages or delays in the availability of, drilling rigs and related equipment.

Our proved reserve estimates may be inaccurate and future net cash flows are uncertain.

        Estimates of proved oil and gas reserves and their associated future net cash flow necessarily depend on a number of variables and assumptions, including many factors beyond our control. Among others, changes in any of the following factors may cause estimates to vary considerably from actual results:

  •
  production rates, reservoir pressure, and other subsurface information;

  •
  future oil and gas prices;

  •
  assumed effects of governmental regulation;

  •
  future operating costs;

  •
  future property, severance, excise and other taxes incidental to oil and gas operations;

  •
  capital expenditures;

  •
  workover and remedial costs; and

  •
  federal and state income taxes.

        Estimates of proved reserves and future net cash flow prepared by different engineers or by the same engineers at different times may vary substantially. Cimarex's proved oil and gas reserve estimates are prepared by Cimarex engineers in accordance with guidelines established by the SEC. Ryder Scott Company, L.P., independent petroleum engineers, reviewed Cimarex's reserve estimates for properties that comprised 80 percent of the discounted future net cash flows before income taxes, using a 10 percent discount rate, as of December 31, 2004. Magnum Hunter's estimated reserve evaluations and related calculations are prepared by DeGolyer and MacNaughton and Cawley, Gillespie & Associates, Inc., each independent petroleum engineering consultants.

        You should not construe the net present values referred to in this prospectus as the current market value of our estimated proved reserves. In accordance with SEC guidelines, the estimated discounted net cash flow from proved reserves is based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially different. A number of companies in the oil and gas industry have recently written down their reserve estimates following internal reviews or review by the SEC. Write-downs of reserve estimates included in our reserve reports, or future performance that deviates significantly from those reports, could have a material adverse effect on our stock price and our financial position and results of operations.

The marketability of our production will depend in part upon the availability, proximity and capacity of pipelines and processing facilities.

        We will deliver some of our gas through pipelines that we do not own. The marketability of our production will depend in part upon the availability, proximity and capacity of these pipelines as well as gathering systems and processing facilities. These facilities may not always be available to us in the future. The lack of availability of these facilities for an extended period of time could negatively affect revenues.

Competition in our industry is intense and many of our competitors have greater financial and technological resources.

        We operate in the competitive area of oil and gas exploration and production. Many of our competitors are large, well-established companies that have larger operating staffs and greater capital resources than us. These companies may be able to pay more for exploratory prospects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.

We will be subject to complex laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

        Exploration, development, production and sale of oil and gas are subject to extensive federal, state and local laws and regulations, including complex environmental laws. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulation, inability to obtain necessary regulatory approvals, or a failure to comply with existing legal requirements may harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations. Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject us to administrative, civil and criminal penalties. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, spacing of wells, unitization and pooling of properties, environmental protection, and taxation. Our operations create the risk of environmental liabilities to the government or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water. In the event of environmental violations, we may be charged with remedial costs. Laws and regulations protecting the environment have become more stringent in recent years, and may, in some circumstances, result in liability for environmental damage regardless of negligence or fault. In addition, pollution and similar environmental risks generally are not fully insurable. These liabilities and costs could have a material adverse effect on our financial condition and results of operations.

Our limited ability to influence operations and associated costs on properties not operated by us could result in economic losses that are partially beyond our control.

        Other companies will operate a portion of our net production. In 2004, other companies operated approximately 26% of Cimarex's net production and approximately 46% of the net production of Magnum Hunter. Our success in properties operated by others will depend upon a number of factors outside of our control, including timing and amount of capital expenditures, the operator's expertise and financial resources, approval of other participants in drilling wells, selection of technology and maintenance of safety and environmental standards. Our dependence on the operator and other working interest owners for these projects could prevent the realization of our targeted returns on capital in drilling or acquisition activities.

We will conduct waterflood projects and other secondary recovery operations.

        Secondary recovery operations involve certain risks, especially the use of water flooding techniques. Our inventory of development prospects includes waterflood projects. With respect to our properties located in the Permian Basin, Magnum Hunter identified significant potential expenditures related to further developing existing waterfloods, which will likely be incurred by the combined company going forward. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of recoverable secondary reserves. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production. The operating cost per unit of production of waterflood projects is generally higher during the initial phases of these projects due to the purchase of injection water and related production enhancement costs. Costs are also higher during the later stages of the life of the project as production declines. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the amount of primary production, the porosity and permeability of the formation, the technique used, the location of injector wells and the spacing of both producing and injector wells.

We will attempt to economically hedge our oil and gas production.

        Periodically, Magnum Hunter entered into derivative transactions to reduce the effects of fluctuations in crude oil and natural gas prices on its future cash flows. At March 31, 2005, Magnum Hunter had approximately 43% of its natural gas production and approximately 17% of its crude oil production hedged through December 31, 2005. In addition, at March 31, 2005, Magnum Hunter had approximately 11% of its natural gas production and approximately 8% of its crude oil production hedged for calendar year 2006. In connection with the mergers described under "The Company" above, we have succeeded to derivative instruments with terms expiring after the closing of the mergers. Derivative instruments, while intended to reduce sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which the combined company or the counterparties to its derivative contracts fail to perform. Additionally, the fixed price sales and derivative contracts limit the benefits we will realize if actual prices rise above the contract prices. Most of our derivative contracts are in the form of collars, which limit the benefit we would otherwise receive if actual prices exceed the upper end of the collars.

Our business will involve many operating risks that may result in substantial losses for which insurance may be unavailable or inadequate.

        Our operations will be subject to hazards and risks inherent in drilling for oil and gas, such as fires, natural disasters, explosions, formations with abnormal pressures, casing collapses, uncontrollable flows of underground gas, blowouts, surface cratering, pipeline ruptures or cement failures, and environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases. Any of these risks can cause substantial losses resulting from injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution and other environmental damages, regulatory investigations and penalties, suspension of operations and repair and remediation costs. In addition, our liability for environmental hazards may include conditions created by the previous owners of properties that we purchase or lease.

        We currently maintain insurance coverage against some, but not all, potential losses. We do not believe that insurance coverage for all environmental damages that could occur is available at a reasonable cost. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

Exploratory drilling is an uncertain process with many risks.

        Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

  •
  unexpected drilling conditions;

  •
  pressure or irregularities in formations;

  •
  equipment failures or accidents;

  •
  adverse weather conditions;

  •
  compliance with governmental requirements; and

  •
  shortages or delays in the availability of drilling rigs or in the delivery of equipment.

        Our future drilling activity may not be successful, and our overall drilling success rate, or our drilling success rate for activity within a particular area, may decline. Unsuccessful drilling activities could have a material effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce natural gas or oil from them or any other potential drilling locations.

Our acquisition activities may not be successful, which may hinder our replacement of reserves and adversely affect our results of operations.

        Cimarex regularly evaluates opportunities and at times engages in bidding and negotiating for acquisitions, some of which are substantial. Under certain circumstances, we may pursue acquisitions of businesses that complement or expand our current business and acquisition and development of new exploration prospects that complement or expand our prospect inventory. We may not be successful in identifying or acquiring any material property interests, which could hinder us in replacing our reserves and adversely affect our financial results and rate of growth. Even if we do identify attractive opportunities, we may not be able to complete the acquisition of the business or prospect on commercially acceptable terms. If we do complete an acquisition, we must anticipate difficulties in integrating the acquired company's operations, systems, technology, management and other personnel. These difficulties may disrupt our ongoing operations, distract management and employees and increase expenses.

Competition for experienced, technical personnel may negatively impact our operations.

        Our exploratory and development drilling success will depend, in part, on our ability to attract and retain experienced professional personnel. The loss of any key executives or other key personnel could have a material adverse effect on our operations. Our future profitability will depend, at least in part, on our ability to attract and retain qualified personnel, particularly individuals with a strong background in geology, geophysics, engineering and operations.

Risks Relating to Our Indebtedness

The combined company's debt may limit its financial flexibility.

        On a pro forma basis, the combined company had total long-term debt of approximately $547 million as of March 31, 2005. This includes the $195 million of 9.6% senior notes due 2012 and $125 million of floating rate notes issued by Magnum Hunter as well as borrowings under Magnum Hunter's credit facility and borrowings under Cimarex's credit facility (no amounts were outstanding under Cimarex's credit facility as of March 31, 2005). In connection with the mergers, we paid off all amounts owed under Magnum Hunter's credit facility with funds borrowed under our new amended and restated credit facility. We may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company's debt and the senior, as opposed to subordinated, status of the 9.6% senior notes and the floating rate notes could have several important effects on future operations, including, among others:

  •
  a significant portion of the combined company's cash flow from operations will be applied to the payment of principal and interest on the debt and will not be available for other purposes;

  •
  credit-rating agencies have changed with respect to Magnum Hunter, and may change in the future with respect to us, their ratings of our debt and other obligations, which in turn impacts the costs, terms and conditions and availability of financing;

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  covenants contained in the combined company's existing and future debt arrangements will require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

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  the combined company's ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

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  the combined company may be at a competitive disadvantage to similar companies that have less debt;

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  the combined company's vulnerability to adverse economic and industry conditions may increase; and

  •
  the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

        The 9.6% senior notes cannot be redeemed until March 2007, and then only at a premium, and the floating rate notes cannot be redeemed until December 2008. In addition, the floating rate notes must be redeemed on specified dates at the option of the holders of those notes. These provisions further limit our financial flexibility because the notes cannot be refinanced before their applicable redemption dates, and any required redemption of the floating rate notes may occur at a time that is financially disadvantageous to us.

The merger of Magnum Hunter and our wholly owned subsidiary allows holders of the outstanding notes of Magnum Hunter to sell those notes back to us, which may require us to expend substantial amounts of cash.

        A change of control, as defined under the indentures relating to the $195 million 9.6% senior notes due 2012 and the floating rate notes, entitles the holders to sell those notes to us under the applicable indenture at a price equal to 101% and 100% of their principal amount, respectively, plus accrued interest. We call this right the put right. The merger of our wholly owned subsidiary into Magnum Hunter qualifies as a change of control for purposes of these provisions. Notice of the merger must be delivered within 30 days following the closing of the merger. The put right may be exercised within 30-45 days following delivery of notice of the merger. If the holders of the notes exercise their rights under these provisions, we will be required to spend a significant amount of cash to satisfy these obligations. If all outstanding notes are sold back to us, the total repurchase costs, as of March 31, 2005, would have been approximately $322.9 million. Cash that is required to meet our obligations under these provisions will not be available to us for other purposes.

Failure to fund continued capital expenditures could adversely affect our results.

        We will be required to expend capital necessary to replace our reserves and to maintain or increase production levels. We expect to continue to make capital expenditures for the acquisition,

exploration and development of oil and gas reserves. Historically, Cimarex has financed these expenditures primarily with cash flow from operations. We believe that, after considering the amount of the combined company's debt, we will have sufficient cash flow from operations, available drawings under our credit facilities and other debt financings to fund capital expenditures. However, if the combined company's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, additional debt or equity financing or other sources of capital may not be available to meet these requirements. Should the industries in which we operate experience price declines or other adverse market conditions, we may not be able to generate sufficient cash flow from operations to meet our obligations and fund planned capital expenditures. If we are not able to fund our capital expenditures, our interests in some of our properties may be reduced or forfeited and our future cash generation may be materially adversely affected as a result of the failure to find and develop reserves.

The indenture for the 9.6% senior notes imposes restrictions that will limit the combined company's discretion in operating its business and that could impair the combined company's ability to repay its obligations.

        The indenture governing the $195 million 9.6% senior notes due 2012 imposes various restrictive covenants. These restrictions apply to Cimarex as the surviving corporation following the mergers. In particular, these covenants will limit the combined company's ability to, among other things:

  •
  incur additional debt;

  •
  make restricted payments, including paying dividends on, redeeming or repurchasing capital stock;

  •
  make investments or acquisitions;

  •
  grant liens on assets;

  •
  sell assets;

  •
  engage in transactions with affiliates; and

  •
  merge, consolidate or transfer substantially all of its assets.

        These restrictive covenants may limit the discretion of the combined company's management in operating its business and could impair the combined company's ability to repay its obligations. In addition, if we fail to comply with these restrictive covenants, the holders of the senior notes could declare all principal and interest amounts then owing on the senior notes to be immediately due and payable. Upon any such acceleration of payment obligations on the senior notes, the combined company may not have or be able to obtain sufficient cash to meet the accelerated obligations. This could have serious consequences to the combined company's financial condition and could cause it to become bankrupt or insolvent.

Risks Relating to Our Common Stock

The market value of Cimarex's common stock could decline if large amounts of its common stock are sold following the mergers.

        Following the mergers, stockholders of Cimarex and former stockholders of Magnum Hunter own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Stockholders of Cimarex and former stockholders of Magnum Hunter may not wish to continue to invest in the additional operations of the combined company, or for other reasons may wish to dispose of some or all of their interests in the combined company. If, following the merger, large amounts of Cimarex's common stock are sold, the price of its common stock could decline.

We have never paid cash dividends on our common stock.

        We have not previously paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the near future. We intend to reinvest all available funds for the development and growth of our business.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

        The issuance of additional equity securities or securities convertible into equity securities would result in dilution of then-existing stockholders' equity interests in us. Our board of directors has the authority to issue, without stockholder approval, 15 million shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. We currently have no shares of preferred stock outstanding, and our board of directors has no present intention of issuing any preferred stock, but our intentions may change in the future. In addition, we are authorized to issue, without stockholder approval, up to 200 million shares of common stock, of which approximately 81.3 million shares were outstanding immediately following the closing of the mergers. We are also authorized to issue, without stockholder approval, securities convertible into shares of common stock or preferred stock.

Our certificate of incorporation and bylaws and Delaware law include provisions that could discourage an unsolicited corporate takeover and could prevent stockholders from realizing a premium on their investment.

        Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors with staggered terms, restrict the ability of stockholders to take action by written consent and prevent stockholders from calling a meeting of the stockholders. The amended and restated certificate of incorporation and the bylaws may make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment and may have the effect of delaying, deferring or preventing a change in control of us, even if the change in control might be beneficial to our stockholders.

We also have adopted a stockholder rights plan which may have anti-takeover effects.

        The stockholder rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics that, in the opinion of our board of directors, could impair the board's ability to represent stockholder interests. The stockholder rights plan might render an unsolicited takeover more difficult or less likely to occur, even though such a takeover might offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by our stockholders. In addition, Section 203 of the General Corporation Law of the State of Delaware may limit the ability of an interested stockholder to engage in business combinations with us. An interested stockholder is defined to include persons owning 15% or more of the outstanding voting stock without the approval of our board of directors.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        We have made certain statements in this prospectus and in the documents referred to in this prospectus that may be deemed "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on the current belief of management of Cimarex, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures and other risks described in this prospectus.

        Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of the data by our engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, these revisions could change the schedule of any future production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties described above or elsewhere in this prospectus occur, or should underlying assumptions prove incorrect, the actual future results and stockholder values of Cimarex may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Our stockholders are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this prospectus.

        You should understand that various factors, in addition to those discussed elsewhere in this prospectus and in the documents referred to in this prospectus, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in the forward-looking statements, including:

  •
  the possibility that the industry may be subject to future regulatory or legislative actions;

  •
  the volatility in commodity prices for oil and gas;

  •
  the presence or recoverability of estimated reserves;

  •
  the ability to replace reserves;

  •
  environmental risks;

  •
  drilling and operating risks;

  •
  exploration and development risks;

  •
  competition;

  •
  the ability of management to execute its plans to meet its goals; and

  •
  other risks that are described in SEC reports filed by us.

        We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements, express or implied, included in this prospectus. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Cimarex or persons acting on its behalf may issue. Except for its ongoing obligations to disclose material information as required by the federal securities laws, Cimarex does not have any intention, and does not undertake any obligation, to update forward-looking statements after it distributes this prospectus, even if new information, future events or other circumstances have made them incorrect or misleading.

USE OF PROCEEDS

        The shares offered by this prospectus are being offered solely for the account of the selling security holders. We will not receive any of the proceeds from the sales of shares of our common stock under this prospectus by the selling security holders.

        The selling security holders will pay any underwriting fees or discounts, and any fees and expenses of counsel retained by them, incurred in connection with the distribution of the shares pursuant to this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING SECURITY HOLDERS

        As a result of the mergers of our wholly owned subsidiary with and into Magnum Hunter and Magnum Hunter with and into Cimarex, the portion of Magnum Hunter's floating rate notes that is convertible into stock is convertible into Cimarex common stock. In connection with the mergers, we agreed to register the shares of Cimarex common stock issuable to the selling security holders upon conversion of the floating rate notes for resale by such selling security holders from time to time pursuant to this prospectus.

        The following table sets forth information regarding the respective numbers of shares of common stock beneficially owned by the selling security holders prior to this offering, the respective numbers of shares of common stock offered by the selling security holders pursuant to this prospectus and the respective numbers and percentage of shares of common stock beneficially owned by the selling security holders after completion of this offering, assuming that all of the shares offered by this prospectus are sold. This information has been obtained from the selling security holders and we have not independently verified this information. Unless otherwise indicated, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our predecessors or affiliates (including Magnum Hunter).

        Because the selling security holders may offer all, some portion or none of the common stock issuable upon conversion of the floating rate notes pursuant to this prospectus, we cannot be certain of the amount of common stock that will be held by the selling security holders upon termination of this offering. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their floating rate notes since the date on which they provided the information for inclusion in the following table.

Name of Selling Security Holder(1)	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered by this Prospectus(2)	Number of Shares of Common Stock Beneficially Owned After Completion of this Offering(3)	% of Common Stock Beneficially Owned After Completion of this Offering(3)
American Investors Life Insurance Co.	5,644	5,644	0	*
AmerUs Life Insurance Co.	7,055	7,055	0	*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	123,745	123,745	0	*
Argent Classic Convertible Arbitrage Fund II, LP	8,466	8,466	0	*
Argent Classic Convertible Arbitrage Fund LP	34,428	34,428	0	*
Barclays Global Investors Diversified Alpha Plus Funds(4)	4,833,196	15,747	4,817,449	5.9%
BNP Paribas Equity Strategies SNC(5)	61,696	60,080	1,616	*
Citigroup Global Markets Inc.(6)	28,220	28,220	0	*
CNH CA Master Account, L.P.	7,055	7,055	0	*
Credit Suisse First Boston Europe Ltd.	1,552	1,552	0	*
D.E. Shaw Investment Group, L.L.C.	11,288	11,288	0	*
D.E. Shaw Valence Portfolios, L.L.C.	59,262	59,262	0	*
DBAG London	414,002	414,002	0	*

Deutsche Bank Securities Inc.	33,864	33,864	0	*
DKR SandShore Strategic Holding Fund Ltd.	28,220	28,220	0	*
Dodeca Fund, L.P.	12,911	12,911	0	*
Forest Fulcrum Fund LP	21,546	21,546	0	*
Forest Global Convertible Fund Ltd., Class A-5	83,588	83,588	0	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	31,691	31,691	0	*
Grace Convertible Arbitrage Fund, Ltd.	49,385	49,385	0	*
Guggenheim Portfolio Co. XV, LLC	21,165	21,165	0	*
HFR CA Global Opportunity Master Trust	12,699	12,699	0	*
HFR RVA Select Performance Master Trust	5,856	5,856	0	*
Highbridge International, LLC	49,385	49,385	0	*
HSBC Investments (USA) Inc.	21,165	21,165	0	*
Huntrise Capital Leveraged Partners	423	423	0	*
Indianapolis Life Insurance Co.	3,528	3,528	0	*
Inflective Convertible Opportunity Fund I, L.P.	7,055	7,055	0	*
Inflective Convertible Opportunity Fund I, Limited	423	423	0	*
JMG Capital Partners, LP	35,275	35,275	0	*
JMG Triton Offshore Fund, Ltd.	35,275	35,275	0	*
KBC Financial Products USA Inc.	7,055	7,055	0	*
LLT Limited	9,609	9,609	0	*
Lyxor/Convertible Arbitrage Fund Limited	5,700	5,700	0	*
Lyxor/Forest Fund Limited	42,217	42,217	0	*
Lyxor/Inflective Convertible Opportunity Fund I Limited	3,528	3,528	0	*
McMahan Securities Co. L.P.	3,528	3,528	0	*
Partners Group Alternative Strategies PCC Ltd.	8,466	8,466	0	*
Ramius Master Fund, Ltd.	21,165	21,165	0	*
RCG Baldwin LP	14,110	14,110	0	*
RCG Halifax Master Fund, Ltd.	14,110	14,110	0	*
RCG Latitude Master Fund, Ltd.	70,550	70,550	0	*
RCG Multi Strategy Master Fund, Ltd.	14,110	14,110	0	*
Royal Bank of Canada	7,055	7,055	0	*

Silverback Master, Ltd.	56,440	56,440	0	*
Singlehedge US Convertible Arbitrage Fund	16,480	16,480	0	*
Sphinx Convertible Arbitrage SPC	13,969	13,969	0	*
Sturgeon Limited	9,891	9,891	0	*
Sunrise Partners Limited Partnership	118,980	77,605	41,375	*
Tribeca Investments Ltd.	14,110	14,110	0	*
Wachovia Securities International Ltd.	225,760	225,760	0	*
Xavex Convertible Arbitrage 4 Fund	5,362	5,362	0	*
Xavex Convertible Arbitrage 5 Fund	7,055	7,055	0	*
Xavex Convertible Arbitrage 10 Fund	16,791	16,791	0	*
Zurich Institutional Benchmarks Master Fund Ltd.	21,391	21,391	0	*

Total	6,776,495	1,916,055	4,860,440	5.9%

*
Less than 1%.

(1)
Information concerning the selling security holders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2)
Includes the estimated maximum number of shares of common stock issuable upon conversion of the floating rate notes assuming a stock price of $50.00 and conversion price of $28.99 per share. Excludes fractional shares, the value of which will be paid in cash under the terms of the floating rate notes. However, this conversion price is subject to adjustment under certain circumstances. In addition, the number of shares issuable upon conversion of the floating rate notes is not fixed and is dependent upon the price of our common stock at the time of conversion. As a result, the number of shares of common stock offered by this prospectus may increase or decrease.

(3)
Because of the uncertainty of the number of shares of common stock that will be acquired upon conversion of the floating rate notes, and because the selling security holders may sell all, a portion or none of the common stock issuable upon conversion of the floating rate notes, the number and percentage of shares of common stock beneficially owned after completion of this offering may increase or decrease.

(4)
According to Schedule 13G filings made with the Securities and Exchange Commission on February 14, 2005, Barclays Global Investors is a 5% stockholder of Cimarex.

(5)
BNP Paribas had lending relationships with Magnum Hunter and has a lending relationship with Cimarex.

(6)
Citibank N.A., an affiliate of Citigroup Global Markets, has a lending relationship with Cimarex.

PLAN OF DISTRIBUTION

        The selling security holders, or their donees or pledgees, may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

  •
  on the New York Stock Exchange or any other securities exchange on which our common stock may be then listed;

  •
  in transactions other than on an exchange (including negotiated transactions and other private transactions);

  •
  an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

  •
  in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

  •
  through the distribution of the shares by a selling security holder to its partners, members or stockholders;

  •
  by pledge to secure debts and other obligations or on foreclosure of a pledge;

  •
  through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock;

  •
  through one or more underwritten offerings on a firm commitment or best efforts basis; or

  •
  in a combination of any of the above transactions.

        Any hedging transactions that may be entered into by the selling security holders from time to time may include, among others, one or more of the following transactions, in which a selling security holder may:

  •
  enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the common stock under this prospectus, in which case such broker-dealer or other person may use shares of common stock received from the selling security holder to close out its short positions;

  •
  sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

  •
  enter into option or other types of transactions that require the selling security holder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or

  •
  loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares, or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

        The selling security holders may use broker-dealers or other persons to sell their shares in transactions that may include, among others, one or more of the following:

  •
  block trades in which a broker-dealer or other person will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its own account; or

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchases.

        Broker-dealers or other persons may receive compensation in the form of discounts, concessions or commissions from the selling security holders, or they may receive commissions from purchasers of shares for whom they acted as agents or to whom they may sell as principal, or both, which compensation as to a particular broker or dealer might be in excess of customary commissions. Broker-dealers or other persons engaged by the selling security holders may allow other broker-dealers or persons to participate in resales. The selling security holders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

        The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and the transactions listed above may include cross or block transactions.

        The selling security holders may also transfer the shares by gift. We do not know of any arrangements by the selling security holders to gift any of the shares.

        Any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference room, which is located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov). Our internet address is http://www.cimarex.com. The information on our website is not a part of this prospectus.

        We have filed a registration statement with the SEC on Form S-3 with respect to this offering. This prospectus is a part of the registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The information that is incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are incorporated by reference in this prospectus until the termination of this offering, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005.

  •
  Current Report on Form 8-K filed with the SEC on June 17, 2005.

  •
  Current Report on Form 8-K filed with the SEC on June 8, 2005.

  •
  Current Report on Form 8-K filed with the SEC on June 3, 2005.

  •
  Current Report on Form 8-K filed with the SEC on May 19, 2005.

  •
  Current Report on Form 8-K filed with the SEC on May 4, 2005.

  •
  Current Report on Form 8-K filed with the SEC on May 2, 2005.

  •
  The description of our common stock and preferred stock contained in Amendment No. 1 to our Registration Statement on Form 10 (File No. 001-31446) filed on September 3, 2002, and any subsequent amendment thereto filed for the purpose of updating such description.

  •
  Magnum Hunter's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005.

        As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States must inform themselves about and observe any restrictions as to this offering and the distribution of this prospectus applicable in those jurisdictions.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

  Mary Kay Rohrer
  Corporate Secretary
  Cimarex Energy Co.
  1700 Lincoln Street, Suite 1800
  Denver, Colorado 80203-4518
  tel.: (303) 295-3995

LEGAL MATTERS

        The validity of the issuance of the securities offered by this prospectus and applicable prospectus supplement will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements of Cimarex as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. Their reports refer to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," as of January 1, 2003.

        The financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Magnum Hunter Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to changes in methods of accounting for asset retirement obligations and employee stock based compensation in 2003 as required by Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" and Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment to FASB Statement No. 123," (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Ryder Scott Company, L.P., independent petroleum engineers, has reviewed Cimarex's proved reserve estimates associated with approximately 80 percent of the discounted future net cash flows before income taxes for the years ended December 31, 2004 and 2003. Estimated quantities of Cimarex's oil and gas reserves and the net present value of such reserves have been included and incorporated by reference in this joint proxy statement/prospectus in reliance on the authority of said firms as experts in petroleum engineering.

        The estimated reserve evaluations and related calculations for Magnum Hunter of DeGolyer and MacNaughton and Cawley, Gillespie & Associates, Inc., each independent petroleum engineering consultants, incorporated by reference herein have been so incorporated by reference in reliance on the authority of said firms as experts in petroleum engineering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

        The following table sets forth the expenses in connection with the issuance and distribution of the securities covered by this Registration Statement. All such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission, and will be borne by the Registrant.

Securities and Exchange Commission filing fee	$7,940.55
Printing fees and expenses	10,000.00
Legal fees and expenses	30,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	2,059.45

Total	$60,000.00

Item 15. Indemnification of directors and officers

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

        A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Article V of the Registrant's Amended and Restated Certificate of Incorporation eliminates director liability for monetary damages arising from any breach of the director's duty of care.

        Article VIII of the Registrant's By-laws generally provides that, subject to certain limitations, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of the Registrant or is or was a director, officer or employee of the Registrant or a direct or indirect wholly owned subsidiary of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any such subsidiary or another company, savings and loan association, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent authorized by the DGCL, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant (and with respect to a criminal action, had no reason to believe his conduct was unlawful); except that with respect to actions brought by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to the Registrant, unless and only to the extent that the applicable court determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Article VIII provides that the Registrant may pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Registrant of an undertaking, by or on behalf of such director, officer, employee or agent to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VIII.

        Both the DGCL and Article VIII of the Registrant's By-laws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have.

        Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. Under an insurance policy maintained by the Registrant, the Registrant is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by the Registrant.

Item 16. Exhibits

        The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Registrant or Magnum Hunter under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Cimarex Energy Co. (incorporated by reference from the Registrant's Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-31446).
4.2	By-laws of Cimarex Energy Co. filed as Annex F to the Registrant's Registration Statement on Form S-4, dated May 9, 2002 (Registration No. 333-387948) and incorporated herein by reference.
4.3
Specimen Certificate of Cimarex Energy Co. common stock (filed as Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 dated July 2, 2002 (Registration No. 333-87948) and incorporated herein by reference).
4.4
Rights Agreement, dated as of February 23, 2002, by and between Cimarex Energy Co. and UMB Bank, N.A. (filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).
4.5
Indenture, dated March 15, 2002, between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Bankers Trust Company, as Trustee (incorporated by reference to Magnum Hunter Resources, Inc.'s Form 10-K for the year ended December 31, 2001).
4.6	Form of 9.6% Senior Notes due 2012 (included in Exhibit 4.5).

4.7
Indenture dated December 15, 2003 between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Magnum Hunter Resources, Inc.'s Form 10-K for the year ended December 31, 2003).
4.8	Form of Floating Rate Convertible Senior Notes due 2023 (included in Exhibit 4.7).
4.9
First Supplemental Indenture dated as of June 6, 2005, among Magnum Hunter Resources, Inc., the Subsidiary Guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference from Magnum Hunter Resources, Inc.'s Current Report on Form 8-K, filed with the SEC on June 8, 2005).
4.10*
Registration Rights Agreement dated as of December 17, 2003, among Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Securities Inc. and Banc of America Securities LLC, as representatives of the initial purchasers.
4.11
Second Supplemental Indenture dated as of June 7, 2005, among Cimarex Energy Co., Magnum Hunter Resources, Inc., the Subsidiary Guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference from the Registrant's Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-31446).
4.12
Third Supplemental Indenture dated as of June 13, 2005, among Cimarex Energy Co., the Subsidiary Guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference from the Registrant's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).
4.13
Joinder to Registration Rights Agreement dated as of June 13, 2005, among the Subsidiary Guarantors party thereto (incorporated by reference from the Registrant's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).
5.1†	Opinion of Holme Roberts & Owen LLP.
23.1†	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).
23.2†	Consent of KPMG LLP.
23.3†	Consent of Deloitte & Touche LLP.
23.4†	Consent of Ryder Scott Company, LP.
23.5†	Consent of DeGolyer and MacNaughton.
23.6†	Consent of Cawley, Gillespie & Associates, Inc.
24.1*	Power of Attorney.

†
Filed herewith.

*
Previously filed.

Item 17. Undertakings

(a)    Rule 415 Offerings

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)    Filings incorporating subsequent Exchange Act documents by reference

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Request for acceleration of effective date

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)    Registration statement permitted by Rule 430A

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado, on July 14, 2005.

CIMAREX ENERGY CO.
By:	/s/ F.H. MERELLI F.H. Merelli Chairman, President and Chief Executive Officer

        Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F.H. MERELLI F.H. Merelli	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 14, 2005
/s/ PAUL KORUS Paul Korus	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 14, 2005
* James H. Shonsey	Controller, Chief Accounting Officer (Principal Accounting Officer)	July 14, 2005
* Glenn A. Cox	Director	July 14, 2005
Cortlandt S. Dietler	Director
* Hans Helmerich	Director	July 14, 2005
* David A. Hentschel	Director	July 14, 2005

* Paul D. Holleman	Director	July 14, 2005
* L.F. Rooney, III	Director	July 14, 2005
* Michael J. Sullivan	Director	July 14, 2005
* L. Paul Teague	Director	July 14, 2005
Jerry Box	Director
*By:	/s/ PAUL KORUS Paul Korus Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Cimarex Energy Co. (incorporated by reference from the Registrant's Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-31446).
4.2	By-laws of Cimarex Energy Co. filed as Annex F to the Registrant's Registration Statement on Form S-4, dated May 9, 2002 (Registration No. 333-387948) and incorporated herein by reference.
4.3
Specimen Certificate of Cimarex Energy Co. common stock (filed as Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 dated July 2, 2002 (Registration No. 333-87948) and incorporated herein by reference).
4.4
Rights Agreement, dated as of February 23, 2002, by and between Cimarex Energy Co. and UMB Bank, N.A. (filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-4 dated May 9, 2002 (Registration No. 333-87948) and incorporated herein by reference).
4.5
Indenture, dated March 15, 2002, between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Bankers Trust Company, as Trustee (incorporated by reference to Magnum Hunter Resources, Inc.'s Form 10-K for the year ended December 31, 2001).
4.6	Form of 9.6% Senior Notes due 2012 (included in Exhibit 4.5).
4.7
Indenture dated December 15, 2003 between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Magnum Hunter Resources, Inc.'s Form 10-K for the year ended December 31, 2003).
4.8	Form of Floating Rate Convertible Senior Notes due 2023 (included in Exhibit 4.7).
4.9
First Supplemental Indenture dated as of June 6, 2005, among Magnum Hunter Resources, Inc., the Subsidiary Guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference from Magnum Hunter Resources, Inc.'s Current Report on Form 8-K, filed with the SEC on June 8, 2005).
4.10*
Registration Rights Agreement dated as of December 17, 2003, among Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Securities Inc. and Banc of America Securities LLC, as representatives of the initial purchasers.
4.11
Second Supplemental Indenture dated as of June 7, 2005, among Cimarex Energy Co., Magnum Hunter Resources, Inc., the Subsidiary Guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference from the Registrant's Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-31446).
4.12
Third Supplemental Indenture dated as of June 13, 2005, among Cimarex Energy Co., the Subsidiary Guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference from the Registrant's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).
4.13
Joinder to Registration Rights Agreement dated as of June 13, 2005, among the Subsidiary Guarantors party thereto (incorporated by reference from the Registrant's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).
5.1†	Opinion of Holme Roberts & Owen LLP.
23.1†	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).

23.2†	Consent of KPMG LLP.
23.3†	Consent of Deloitte & Touche LLP.
23.4†	Consent of Ryder Scott Company, LP.
23.5†	Consent of DeGolyer and MacNaughton.
23.6†	Consent of Cawley, Gillespie & Associates, Inc.
24.1*	Power of Attorney.

†
Filed herewith.

*
Previously filed.